As filed with the
              Securities and Exchange Commission on July 12, 1999.


                           REGISTRATION NO. 333-72405

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    FORM S-1


                                 AMENDMENT NO. 3


                                       TO

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            R-Tec Technologies, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

              New Jersey              2851           22-3615979
            (State or Other   (Primary Standard    (I.R.S. Employer
             Jurisdiction   of Classification Code Identification No.)

                            Incorporation or Number)
                                  Organization)

                                 61 Mallard Dr.

                                  P.O. Box 282

                          Allamuchy, New Jersey, 07820
                                 (888) 299-7832

   (Address and Telephone Number of Registrant's Principal Place of Business)

                                  Marc M. Scola

                                61 Mallard Drive

                           Allamuchy, New Jersey 07820
                                 (888) 299-7832

            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                              Bruce Brashear, Esq.

                           Brashear & Associates, P.L.

                              Gainesville, FL 32601
                                 (352) 336-0800

Approximate Date of Proposed Sale to the Public: As soon as practicable from time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 Title of each
    Class of                           Proposed Maximum    Proposed Maximum
Securities to be      Amount to be      Offering Price     Aggregate Offering     Amount of
  Registered           Registered        Per Share 1            Price         Registration Fee
common stock         3,750,000 Shares     $8.00              $30,000,000.00       $8,340.00
($.00001 par value)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

1 Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act.

                            R-Tec Technologies, Inc.

                              CROSS-REFERENCE SHEET

Item Number and Heading                           Heading in Prospectus

1.     Front of the Registration
       Statement and Outside Front
       Cover Page of Prospectus ...............Facing pages; Front Cover Page

2.     Inside Front and Outside Back
       Cover Pages of Prospectus ..............Inside Front and Outside Back
                                               Cover Pages of Prospectus

3.     Summary Information and Risk
       Factors ................................Prospectus Summary; Risk Factors

4.     Use of Proceeds.........................Prospectus Summary; Use of
                                               Proceeds; Description of Business

5.     Determination of
       Offering Price .........................Cover Page; Prospectus Summary;
                                               Risk Factors; Determination of
                                               Offering Price

6.     Dilution................................Dilution; Comparative Data

7.     Selling Security Holders................Not Applicable

8.     Plan of Distribution....................Front Cover Page; Plan of
                                               Distribution

9.     Description of the Securities...........Description of Securities

10.    Interest of Named Experts and
       Counsel ................................Not Applicable

11(a). Description of Business ................Description of Business

11(b). Description of Property ................Management - Facilities

11(c). Legal Proceedings  .....................Legal Matters

11(d). Market for Common Equity and
       Related Stockholder Matters ............Front Cover Page; Risk Factors;
                                               Shares Eligible For Future Sale

11(e)(f)(g). Financial Statements .............Financial Statements

11(h). Management's Discussion and
       Analysis or Plan of Operation.......... Plan of Operations

11(i). Changes In and Disagreements
       with Accountants on Accounting
       and Financial Disclosure ..............Change in Independent Accountants

11(j). Directors, Executive Officers,
       Promoters and Control Persons .........Directors, Executive Officers,
                                              Promoters and Control Persons

11(k). Executive Compensation ................Executive Compensation

11(l). Security Ownership of Certain
       Beneficial Owners and Management ..... Security Ownership of Certain
                                              Beneficial Owners and Management

11(m). Certain Relationships and
       Related Transactions ..................Related Transactions

12.    Disclosure of Commission
       Position on Indemnification for
       Securities Act Liabilities ............Disclosure of Commission Position
                                              on Indemnification for Securities
                                              Act Liabilities

            The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, Dated July 12, 1999


PROSPECTUS

                            R-Tec Technologies, Inc.

                          3,750,000 Shares Common Stock

                                 $8.00 per share

                                  -------------


R-Tec owns patented paints                   The proceeds of stock sales will
and other coating technologies               be held in escrow by the Bank of
which detect leaks from freon                New York and paid to R-Tec only if:
and other gases by changing
color. We intend to sell the                 at least 625,000 shares are sold,
paints and to develop new                    within three (3) months after the
products to detect other                     effective date of this prospectus
types of gas leaks.                          or six  months after the effective
                                             date of the prospectus, if
This is our initial public                   extended by R-Tec.
offering. There is currently
no public market for the common              Otherwise all subscriptions will
stock.                                       be returned to you with interest.


All of the shares to be sold
in the offering are being sold
by officers and directors of R-Tec
on a "best efforts" basis.  We may
sell some units through qualified
selling agents.


The Offering

                                                Possible
                              Public Price    Commissions        Total to R-Tec

Per Share..................$         8.00    $         .80      $         7.20

Proceeds to R-Tec from
  Minimum Offering.........$ 5,000,000.00    $  500,000.00      $ 4,500,000.00

Proceeds to R-Tec from
 Maximum Offering..........$30,000,000.00    $3,000,000.00      $27,000,000.00


This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5 for specific risks involved in this offering.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is July __, 1999

                                Table of Contents


Prospectus Summary........................................................... 3
Risks Factors ............................................................... 5
Recent Developments...........................................................7
Where You Can Find
   Additional Information.................................................... 7
Dilution .....................................................................8
Use of Proceeds...............................................................8
Selected Financial Data .....................................................11
Management's Discussion and
   Analysis or Plan of Operation.............................................11
Business.....................................................................13
Management and Affiliates..................................................  19
Principal Shareholders ....................................................  23
Certain Relationships and
   Related Transactions....................................................  23
Description of Securities....................................................24
Plan of Distribution ......................................................  25
Legal Matters..............................................................  27
Experts......................................................................27
Change in Independent Accountants............................................27
How to Invest in R-Tec.......................................................27
Financial Statements........................................................F-1

                               Prospectus Summary

            This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

R-Tec Technologies, Inc.


            R-Tec Technologies, Inc. was formed in October, 1998 for the purpose of developing, manufacturing, selling and licensing our proprietary technology for detecting and neutralizing gas leaks. R-Tec has not yet commenced commercial operations. We presently do not own our own facilities to produce our products, although we have a contract with a manufacturer, Anscott Chemical Corp. We do not have commercial quantities of our products. The efficacy of our product, R-Tect 22, has been confirmed by an independent third-party, Motors & Armatures Corp. which tested the product and its formulations and found that they meet Motors & Armatures' standards for commercial leak testing of critical charge refrigeration and air conditioning systems. To date, R-Tec has devoted all of its energies to its initial organization, product research and development, developing a business plan, fund raising efforts and to primarily preparing the documentation related to this offering.

            R-Tec's proprietary technology is protected by a patent which is owned by R-Tec. We have developed three gas detecting paints. The paints change color when gas escapes through the coated junction allowing for rapid detection and neutralization of small gas leaks. We believe our existing products have broad application in areas such as the manufacture and installation of air conditioning and refrigeration systems. In addition to detecting leaks, we believe that some of our products will also neutralize the chloroflurocarbon contained in the leaking gas by removing the chlorine and florene and, possibly, rendering a limited amount of the leaking gas inert and potentially harmless to the ozone layer.

            We plan to use these technologies to develop more gas detecting paints and other products that will be used in a variety of industrial and manufacturing settings to coat pipe junctions. Examples of such products are a carbon dioxide reactive paint product which exists in prototype form, designed to detect carbon dioxide leaks, a natural gas detection reactive paint which exists in prototype form and a propane leak detection reactive paint product which has not been developed. In addition to the propane leak detection reactive paint product, we hope to develop leak detection systems for other gases, such as ammonia, butane, using our patented technology. R-Tec's detection technology potentially could be used to measure blood gases, to measure the freshness of packaged poultry, and to detect gas leaks in electrical transformers. At present, we have not taken steps to determine feasibility of other potential applications of our technology. Sale of the minimum number of shares offered would reduce the number of products which R-Tec can develop and produce.

                                  The Offering


 Common Stock Offered............Minimum - 625,000 shares
                                 Maximum - 3,750,000 shares


 Offering Price..................$8.00 per share

 Total Number of
 Shares Outstanding
 After the Offering
 (assuming all offered
 shares are sold)................18,750,000 shares


 Total Number of
 Shares Outstanding
 After the Offering
 (assuming the minimum
 number of shares offered
 are sold).......................15,625,000 shares

 Estimated Net Proceeds
 (assuming the minimum
 number of shares offered
 are sold).......................$4,000,000

 Estimated Net Proceeds
 (assuming all offered
 shares are sold)................$26,500,000


 Use of Proceeds.................We intend to use the net proceeds of this offering to

                                 o    conduct product research and development
                                 o    fund initial business operations
                                 o    pay salaries
                                 o    develop production and marketing plans
                                 o    pay for the patent assigned to R-Tec
                                 o    provide working capital and for general
                                      corporate purposes.

Dividend Policy..................We do not intend to pay any cash dividends for the foreseeable future.

                                  Risk Factors

     Investing in our common stock involves a high degree of risk. In addition to the other information in this document, you should carefully consider the following risk factors in evaluating an investment in our common stock.


If We Sell Only 625,000 Shares, You Might Lose Your Entire Investment Due To Our Cash Shortage.

            If only 625,000 shares are sold, R-Tec may not have sufficient capital to fund operations past 24 months, without revenues. In addition, R-Tec may be unable to find additional suitable financing sources on acceptable terms. Therefore, if the minimum number of shares are sold, R-Tec may not have sufficient funds to operate after 24 months and we may not be able to undertake additional projects or operations described in this prospectus. This could result in your losing all of your investment.


R-Tec Is A Start-Up Company With Limited Operating History.

            There is absolutely no assurance that we will be able, upon completion of this offering, to successfully implement our proposed business plan or that R-Tec will ever operate profitably. R-Tec was only recently incorporated, has no significant assets other than a patent. R-Tec has no current substantial business operations nor any history of operations and is considered to be a development stage enterprise.

All Of Our Products Are New And May Not Be Commercially Feasible.

            R-Tec may also experience difficulties that could delay or prevent the development, introduction and marketing of its products. R-Tec will be dependent upon products that will be developed in commercial quantities in the future. If we are unable on a timely basis to develop new products or enhancements to existing products, or if our products do not achieve market acceptance or commercial success, our business, operational results and financial condition will be materially adversely affected and investors could lose their entire investment. Since our products have never been produced in commercial quantities, there can be no assurance that commercial production will be feasible.

Even if feasible, there can be no assurance that our products will perform as intended.


If Our Products Fail To Operate Properly, We Will Be Subject To Significant Liability.

            Our products are designed to avoid significant dangers, such as natural gas leaks. If our products do not function properly and property or personal injury occurs as a result of gas leaks which should have been detected by our products, R-Tec may incur significant liability which R-Tec may be unable to pay.


We Do Not Have Our Own Production Facilities At This Time To Produce Our Products And Our Office Space Is Inadequate For Future Needs.


            At the present time we do not have our own facility to produce the paints which are our principal products. In addition, our present office space is inadequate for future needs.


Shareholders May Be Unable To Sell Stock Since There Is No Active Market At Present.


            No public market exists for R-Tec's common stock. You may not be able to sell your shares promptly or at all, or sell your shares at a price equal to or above the price you paid for the shares due to the lack of an active market at present. There can be no assurance that any market will develop for the securities or that if a market does develop, that it will continue. If we are unable to qualify for the NASDAQ Small Cap Market listing, we believe that our stock will trade on over-the-counter market on the OTC Bulletin Board. Consequently, selling your common stock would be more difficult, transactions could be delayed, and security analysts' and news media's coverage of R-Tec may be reduced. These factors could result in lower stock prices.


R-Tec's Business Is Dependent On Patent Protection Which Cannot Be Assured.


              R-Tec holds a patent on its technology. There can be no assurance that patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes.

There Is A Risk That Our Products Will Not Work As Intended.


            We have never produced any commercial quantities of our products and they have never been tested by consumers. There is no assurance that our products will work for consumers as intended and no assurance can be given that our products will not cause damage which will result in liability for R-Tec. If our products are not commercially viable, we could have insufficient funds to operate which could result in our terminating operations.


Management Has Broad Discretion In The Use of Proceeds Of This Offering.

            Management has broad discretion in the use of proceeds and the allocations set forth are only estimates, subject to adjustment in the opinion of management based on events which may arise in the future.

Present Stockholders Will Derive Greater Benefits If We Are Successful And Have Less Risk.


            Present stockholders will benefit from a disproportionately greater share of R-Tec, if successful, while investors in this offering risk a disproportional greater loss of cash invested if R-Tec is not successful. Three of our officers and directors collectively have given total consideration of $540,000 for the 15,000,000 presently outstanding shares of R-Tec's common stock. Investors in this offering will pay a total purchase price of $30,000,000, assuming all 3,750,000 shares are sold. The officers and directors will own 80% of the outstanding shares and investors in this offering will own 20% of the outstanding shares.


Some of R-Tec's Competitors May Be Larger And Better Financed.


            R-Tec's products will compete with electronic and other devices which are designed to detect gas leaks. Some of these competitors have greater financial, marketing and manufacturing resources. This, together with the limited capital available to R-Tec which will limit its marketing efforts, creates a significant competitive disadvantage. If we are not able to compete successfully, regardless of the quality of our products and the success of this offering, we will have little chance of succeeding and it is likely investors will lose their entire investment.


Since R-Tec Has No Underwriter There Is A Greater Risk That No Market Will Develop For Our Stock.

            Lack of an underwriter or broker/dealer participation in the offering is likely to increase the risk that no market for our securities will develop upon completion of the offering. Because R-Tec has not engaged the services of an underwriter, the independent due diligence review of R-Tec, its affairs and financial condition, which would ordinarily be performed by an underwriter, have not been performed.


If R-Tec's Common Stock Becomes Subject To The Penny Stock Rules, Investors May Find It More Difficult To Sell Their Securities.

        If the trading price, if any, of the common stock were to fall below $5.00 per share, trading in the common stock would be subject to certain rules promulgated under the Exchange Act of 1934. This could severely limit the liquidity of the common stock and the ability of investors in this offering to sell the common stock in the secondary market. Those rules require additional disclosure by broker-dealers in connection with any trades involving a stock market price of less than $5.00 per share. Such rules require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such delivery must occur prior to any transaction. Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the investor and must have received the investor's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, and current bid and offer quotations for the penny stock. If the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the common stock.

We May Be Unable To Sell Stock In Some States Due To The Inability To Comply With Blue Sky Regulations.

            Since R-Tec is not using an underwriter, we must register our officers and directors in some states in which we seek to sell our common stock. There can be no assurance that any or all stock registrations in various states will be approved. If registration is not approved, it will be more difficult for us to sell the minimum number of shares.

Our Offering Price Has Been Arbitrarily Determined


            We have unilaterally and arbitrarily determined the offering price. The value of the common stock as determined by any subsequent market for the common stock may be may much less than the price paid by you. Among the factors we considered in determining such price were our capital requirements, our negative book value, the percentage of ownership to be held by investors following the offering, the prospects for our business, the stage of our product development, the lack of revenue and the prospects for future revenues, and the current state of the economy in the United States.


                               Recent Developments


            On February 24, 1999, a press release was issued by R-Tec for distribution on the Internet which contained several inaccurate statements or statements which require clarification. The press release stated inaccurately that R-Tec obtained worldwide recognition with its global patent which was filed in 104 countries. In fact, the recognition referred to was R-Tec's patent application which was filed in 96 countries. The press release statement that R-Tec's products were "revolutionary" and its technology instrumental in reducing CFC emissions and global warming were based on the opinions of Shawn P. Walsh, a consultant to R-Tec and a director. However, R-Tec's products are not yet in consumer use and have never been instrumental in reducing CFC emissions or global warming. The press release also stated inaccurately that Underwriters Laboratories were unable to produce a standard for R-Tec's technology because it is so advanced. In fact, Underwriters Laboratories stated that it did not have a published standard with which to evaluate R-Tec's R-Tect 22 product due to the uniqueness of this product. Finally, the reference in the press release to a contact by Deputy Commissioner of New York City Environmental Protection Agency failed to indicate that his evaluation of R-Tec's products was based on statements made to him by R-Tec concerning the product's performance and efficacy.


                    Where You Can Find Additional Information


            In connection with the offering of the common stock, R-Tec has filed a registration statement with the Securities and Exchange Commission. There is additional information concerning R-Tec contained in the registration statement that is not contained in this prospectus. In addition, beginning with the effective date of this prospectus, we will be required to file annual quarterly and special reports and proxy statements with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or may view them on the SEC worldwide web site at (dhttp://www.sec.gov\edgar). Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may request a copy of our SEC filings, at no cost, by writing R-Tec Technologies, Inc., 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820.

                                    Dilution


            As of March 31, 1999, R-Tec's common stock had a deficit in net tangible book value of $(852,437) or approximately $(.057) per share. The following table sets forth the difference between the price to be paid by new shareholders and the negative net tangible book value per share at March 31, 1999, as adjusted to give effect to this offering.

                                                     3,750,000 shares     2,500,000 shares     1,250,000 shares    625,000 shares
                                                           sold                 sold                 sold                sold
Assuming a public offering price of                            $8.00                $8.00               $8.00              $8.00


Net proceeds to R-Tec                                    $26,500,000          $17,500,000          $8,500,000         $4,000,000

Net tangible book deficit per share for existing shareholders before offering

                                                             $(0.057)             $(0.057)            $(0.057)           $(0.057)

Increase per share attributable to payment of shares purchased by new investors

                                                               $1.42                $1.01               $0.53              $0.26

Pro forma net tangible book value  after offering              $1.37                 $.95               $0.47              $0.20

Dilution per share to new investors                            $6.63                $7.05               $7.53              $7.80


            The following chart illustrates the pro-forma proportionate ownership in R-Tec, upon completion of the offering of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to capital of R-Tec by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.


                                        Shares  Issued               Total Consideration           Average Price
                                    Number         Percent          Amount         Percent           Per Share
Present Stockholders              15,000,000         80%           $   540,000      1.77%             $ 0.04
New Investors Maximum              3,750,000         20%           $30,000,000     98.23%             $ 8.00


Present Stockholders              15,000,000         96%           $   540,000      9.75%             $ 0.04
New Investors Minimum                625,000          4%           $ 5,000,000     90.25%             $ 8.00

                                 Use Of Proceeds

     The net proceeds to R-Tec from the sale of all of the common stock offered are estimated to be $26,500,000 if the maximum is sold, after deducting:

o Estimated offering expenses of $500,000.00 for legal, accounting,printing and advertising in connection with the offering, and
o Possible commissions to qualified selling agents of 10% of sales attributed to them. The common stock will be primarily offered and sold by R-Tec through its officers and directors, who will not be compensated for their sales efforts. To the extent shares are sold by officers and directors of R-Tec, funds now allocated for commissions will be used for research and development.

     The proceeds of this offering will be used to pay:

o Research and development expenses, which consist of the salaries of our scientists, the cost of equipment, supplies, leasing laboratory space and purchase or construction of a laboratory.
o Office expenses which consist of expenses for executive offices, purchase or construction of a building, and lease of warehouse space.
o Parts and supplies expenses which consist of the cost of raw materials and inventory.
o Salary expenses, which consist of the salaries of R-Tec's officers and directors, internal accounting, administrative and other personnel.
o Sales and marketing expenses, which consists of advertising and public relations costs.
o Patent expenses, which consists of the payment due for the patent.
o Insurance expense consists of the cost of general liability, officers and directors liability, life, health, workers' unemployment compensation and automobile insurance.


     The chart below represents the use of proceeds if the maximum number of shares offered is sold. Sale of all the shares offered would provide sufficient funds for R-Tec to operate 48-60 months without revenue.


                                                                      ESTIMATED
                                                                      PERCENT OF
                                            AMOUNT                     PROCEEDS


Research and Development Activities       $ 7,011,080                   26.46%
Salary Expense                              5,485,000                   20.70%
Parts and Supplies Expense                  3,700,000                   13.96%
Office Expense                              6,253,920                   23.60%
Sales and Marketing Expense                 2,000,000                    7.55%
Patent Cost                                   850,000                    3.21%
Travel Expense                                500,000                    1.89%
Insurance Expense                             700,000                    2.64%
                                              -------                    -----


 TOTAL                                    $26,500,000                     100%

Offering Expenses                             500,000
Possible Commissions                        3,000,000


     The chart below represents the use of proceeds if $20,000,000.00 of common stock is sold. Sale of 2,500,000 of the shares offered would provide sufficient funds for R-Tec to operate 36 to 48 months without revenue.


                                                                     ESTIMATED
                                                                     PERCENT OF
PURPOSE                                       AMOUNT                  PROCEEDS


Research and Development Activities       $ 4,986,080                   28.49%
Salary Expense                              4,485,000                   25.63%
Parts and Supplies Expense                  1,800,000                   10.29%
Office Expense                              3,653,920                   20.88%
Patent Cost                                   850,000                    4.86%
Sales and Marketing Expense                 1,000,000                    5.71%
Travel Expense                                200,000                    1.14%
Insurance Expense                             525,000                    3.00%
                                              -------                    -----

TOTAL                                     $17,500,000                     100%


Offering Expenses                             500,000
Possible Commissions                        2,000,000


     The chart below represents the use of proceeds if $10,000,000 of common stock is sold. Sale of 1,250,000 of the shares offered would provide sufficient funds for R-Tec to operate 24 to 36 months without revenue.


                                                                     ESTIMATED
                                                                     PERCENT OF
PURPOSE                                      AMOUNT                   PROCEEDS

Research and Development Activities       $ 1,161,080                   13.66%
Salary Expense                              2,885,000                   33.94%
Parts and Supplies Expense                    800,000                    9.41%
Office Expense                              1,853,920                   21.81%
Patent Cost                                   850,000                   10.00%
Sales and Marketing Expense                   500,000                    5.88%
Travel Expense                                100,000                    1.18%
Insurance Expense                            350,0000                    4.12%
                                             --------                    -----

TOTAL                                     $ 8,500,000                     100%


Offering Expenses                             500,000
Possible Commissions                        1,000,000


     The chart below represents the use of proceeds if the minimum number of shares offered are sold. In the event the minimum number of shares offered were sold, Mr. Scola, Mr. Lacqua and Ms. Vitolo would defer a portion of their salaries until sufficient funds were available. Sale of all the shares offered would provide sufficient funds for R-Tec to operate 24 months without revenue.


                                                                     ESTIMATED
                                                                     PERCENT OF
PURPOSE                                       AMOUNT                  PROCEEDS


Research and Development Activities       $   684,920                   17.12%
Salaries Expense                            1,485,000                   37.13%
Parts and Supplies Expense                    226,160                    5.56%
Office Expense                                353,920                    8.85%
Sales and Marketing Expense                   200,000                    5.00%
Patent Cost                                   850,000                   21.25%
Travel Expense                                 50,000                    1.25%
Insurance Expense                             150,000                    3.75%
                                              -------                    -----



 TOTAL                                    $ 4,000,000                     100%


Offering Expenses                             500,000
Possible Commissions                          500,000

     The foregoing represents management's current estimate of how the proceeds of this offering will be used and is subject to change based on changing circumstances and differing needs of R-Tec as they may exist in the future. R-Tec may reallocate the proceeds in the above described categories or to other purposes in response to changes in its plans, industry conditions, and R-Tec's future revenues and expenditures.


            We believe that the net proceeds from the sale of the common stock offered assuming that all shares offered are sold, will provide R-Tec sufficient capital to fund initial operations, development and expansion of business for approximately the first 48 to 60 months following completion of this offering. If only the minimum is sold, R-Tec believes it will be able to operate for 24 months if no revenue is generated from its operations. Many factors may affect R-Tec's cash needs, including the possible failure to develop sufficient revenues from the sale of its products. R-Tec may not have sufficient capital for its funding requirements and may be unable to find suitable financing on acceptable terms. If R-Tec is unable to obtain such additional financing, our ability to maintain our level of operations could be materially adversely affected and R-Tec may not succeed. This event would significantly increase the risk of loss to those persons who invest in this offering.


            A portion of the proceeds will be used to pay a promissory note executed in payment for the patent which underlies our patented technology. Under the terms of this note $850,000 is payable within 30 days of completion of this offering. The note bears interest at the rate of 6% per annum.

            Any portion of the net proceeds not required for immediate expenditure will be deposited in R-Tec's corporate checking account, interest-bearing accounts or invested in short-term government notes, treasury bills, or short-term obligations of financial institutions.


            We reserve the right to change the use of proceeds in the event that we determine based on our marketing efforts and research and testing of our products that an adjustment in the proceeds of this offering is warranted in the opinion of management. However, there will be no adjustment in any amounts utilized to pay promissory note and patent expense.


                             Selected Financial Data

            R-Tec is a development stage company and has no revenues or earnings from operations.

                                   March 31, 1999            December 31, 1998
                                   (unaudited)


Total Assets                        $1,031,863                    $904,500
Total Liabilities                      885,336                     821,147
Stockholders Equity                    146,527                      83,353
Net Tangible Book Value               (852,437)                   (776,647)
Net Tangible Book Value per share   $   (0.057)                    $(0.052)



            Management's Discussion and Analysis or Plan of Operation


     The following discussion and analysis should be read in conjunction with R-Tec's financial statements and the Notes associated with them contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. R-Tec's actual results may differ significantly from the result discussed in the forward looking statements. Factors that might cause such a difference are discussed in "Risk Factors."


Overview

     R-Tec is a start up company with a patented technology for paints and other products which may be used to detect and neutralize leaks of various gases from pipes. We believe that our R-Tect 12 reactive paint, R-Tect 22 reactive paint and R-Tect carbon dioxide reactive paint products are ready for commercial production and we have an order for R-Tect 22 reactive paint from Motors & Armatures Corp., one of the largest distributors of air conditioning, refridgeration adn heating parts and supplies to wholesalers and original equipment manufacturers in the United States.

            We also have a manufacturing contract with Anscott Chemical Industries, Inc., a manufacturer of chemical products. Anscott has the exclusive right under the contract to manufacture R-Tect 12, R-Tect 22 and R-Tect carbon dioxide reactive paints for a five-year period.


            From its inception in 1998, R-Tec has been engaged primarily in activities devoted towards obtaining the patent rights to the technology, general business operations, negotiating license agreements and obtaining financing for this offering. There have been no revenues to date.


Results of Operations


            It is difficult for R-Tec to forecast its revenue or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful.


            As a result of our extremely limited operating history, we do not have historical financial data for a significant number of periods on which to base planned operating expenses. Our expense levels are based upon our expectations concerning future revenue. Thus, quarterly revenue and results of operation are difficult to project.

Liquidity and Capital Resources

            R-Tec is a development stage company and has incurred negative cash flows from operation since its inception. We expect to continue to expend substantial sums to complete product development, to create inventory and to begin marketing and sales.


            Our future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of the R-Tect 22, R-Tect 12 and R-Tect carbon dioxide reactive paint products, progress in its product development efforts, the magnitude and scope of such efforts, the cost of contract manufacturing, cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the development and marketing of our products. R-Tec requires the minimum proceeds of this offering to meet its planned operating requirements through June 30, 2001. In the event R-Tec's plans change or its assumptions change or prove to be inaccurate or the proceeds of the offering prove to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), R-Tec could be required to obtain additional funds in any event through equity or debt financing, strategic alliances with corporate partners and others, or through other sources in order to bring its products through regulatory approval to commercialization. The terms and prices of any equity or debt financings may be significantly more favorable than those of the shares sold in the offering. R-Tec does not have any material committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to further delay, scale-back, or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products, or potential markets. If adequate funds are not available, R-Tec's business, financial condition, and results of operations will be materially and adversely affected.


            The actual research and development and related activities of R-Tec may vary significantly from current plans depending on numerous factors, including changes in the costs of such activities from current estimates, the results of R-Tec's research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial potential, the status of competitive products. The focus and direction of R-Tec's operations will also be dependent upon the establishment of collaborative arrangements with other companies, and other factors.

            Until required for operations, R-Tec's policy is to invest its cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments and other investment-grade quality instruments.

            There can be no assurance that R-Tec will be able to commercialize its technologies, or that profitability will ever be achieved. R-Tec expects that its operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, most of which are outside R-Tec's control.

                                    Business

History of Our Company

            R-Tec, was recently incorporated under the laws of the State of New Jersey on October 22, 1998. R-Tec is a development stage company. R-Tec has no significant assets with the exception of its patent. To date, activities have been limited to organizational matters, product research, developing a corporate business plan, patent filings, negotiating license agreements and the preparation and filing of the registration statement of which this prospectus is a part.

Background


            Presently, there are three major methods used to detect gas freon leaks. The oldest method is to coat suspected leak sites with a liquid, such as soap bubbles. Pressure from the escaping gas causes bubbles to form which confirms a leak at the site. Although inexpensive and generally applicable, this method lacks the ability to locate small leaks which over time can allow large volumes of gas to escape. The second major method is the use of electronic ionization detectors. Although more expensive than the pressure based detection method, false results have been noted due to interaction with metallic pipes. Moreover, their effectiveness diminishes with the amount of escaping gas. As a result, such detectors have a limited ability to find small leaks. The third, and perhaps most effective currently available detection method is the internal injection of liquid based dyes. The dye leaks through the opening and can be seen on the outside of the pipe. This method necessitates purchasing expensive equipment, hiring trained technicians, and purchasing costly dyes for each application. Recently, some hardware manufacturers have declared due to the invasive nature of these dyes, that their use may void the manufacturer's warranty. Our products are designed as an external coating which is non-corrosive and will not interfere with the operation of the pipe or equipment and we believe the manufacturer's warranties will not be affected. Moreover, none of the competitive methods provide any form of passive leak detection.


            The benefits that would result from early detection of leaks in gas lines may be substantial. By specifically identifying the source of a gas leak and permitting the early detection of the escaping gas, our products may reduce environmental damage caused by leaks of gases, which are believed to cause ozone depletion and other environmental problems. In addition, by specifically indicating the location of a leak, our products may enable owners or operators to promptly and cost effectively repair the leak and reduce the gas replacement cost incurred as a result of leakage.

Our Proposed Business

            R-Tec was formed to reduce to industrial production the proprietary technology contained in a patent transferred to R-Tec and to use this proprietary technology to develop and manufacture reactive paints and other products that could be used to coat pipe junctions. Once sealed with the paint, if gas escapes through the junction, the gas would pass through the paint causing a chemical reaction resulting in a visible color change of the paint.


            For example, during the manufacture and installation of air conditioning and refrigeration systems, the manufacturer or installer may apply R-Tect 22 to the joints of the system. R-Tect 22 placed externally on the system, waits for leaking gas to pass through it. When a leak occurs at a coated joint, the blue paint should change to a bright florescent yellow, identifying a leak from the inside out. R-Tect 22 does not react with gases in the air surrounding the pipe. Thus, the exact location of the leak is identified. R-Tect 22 not only detects gas leaks from a system, but also we believe, based on the tests we have performed, neutralizes limited amounts of some of the chloroflurocarbons passing through the paint by removing the chlorine and fluoride from the gas, making the gas inert and possibly harmless to the ozone layer. Freon gas is trapped in our paint as it escapes from the leaking pipe. A chemical which reacts with the freon causes it to change its structure through a polymer which traps the chemical and prevents the release of harmful gases into the air.

            In addition, R-Tect 22 may react to the leak before significant refrigerant gas escapes from the system and the owner of the equipment experiences any failure or need to replace the gas, thereby reducing the need for further production of chloroflurocarbons. Although there are calls for reducing the amount of chloroflurocarbon production, due to the overwhelming use of this product worldwide, these gases will be produced overseas and domestically until the year 2040.

            The first of products we plan to make available for sale are:

o R-Tect 22 reactive paint. R-Tect 22 is an external application paint designed to detect R-22 freon gas leaks in air conditioning units,
o R-Tect 12 reactive paint, developed for automotive application to detect R-12 freon gas,
o R-Tect carbon dioxide reactive paint developed as an external application paint designed to detect carbon dioxide leaks in pipe systems which contain gaseous or liquid carbon dioxide, and
o R-Tect Natural Gas reactive paint developed as an external application paint which is designed to detect natural gas leaks in a variety of systems.


     Other products nearing the end of development are R-Tect 134A reactive paint, developed to detect R-134A, a gas in air conditioning applications. We expect R-Tect natural gas reactive paint, R-Tect carbon dioxide reactive paint and R-Tect 22 reactive paint to be available for commercial production in October 1999. R-Tect 12 reactive paint should be available in November 1999, along with R-Tect 134A reactive paint. However, no assurance can be given that commercial production will, in fact, occur on this timetable.

Two-Phase Business Plan

            Our business plan is based on implementing our strategy in two phases:

o           Phase 1 - Establish Manufacturing and Distribution Relationships and
                      Begin Distribution of Three Initial Products and

o           Phase 2 - Expand Product Lines.

The key elements of each phase of our strategy are described below:

            Phase 1 - Establish Manufacturing and Distribution Relationships and
                      Begin Distribution of the Three Initial Products

R-Tec's primary strategic goals for Phase 1 are:

o The selection of appropriate manufacturing and distribution partners; and


o The commencement of commercial distribution of our reactive paint products:
     o R-Tect 22 freon leak detecting coating. Development of this product is complete.
     o R-Tect 12 freon leak detecting coating. Development of this product is complete.
     o R-Tect carbon reactive paint. Development of this product is expected to be complete by October, 1999 at an additional cost of $50,000.

     During Phase 1, we will incur significant operating expenses.
$850,000 due for patent acquisition will also be payable during this period. We do not expect to generate significant operating revenues for a period of at least six months after the completion of this offering.

     During Phase 1 R-Tec will require manufacturing facilities, office space and warehouse space. These facilities may be purchased or leased.


     Manufacturing and Distribution Relationships.

     One of R-Tec's Phase 1 goals is to establish beneficial relationships with strategic manufacturing and distribution partners. With this strategy, we hope to eliminate the need to build a large and costly production and sales infrastructure and to benefit from the inclusion of our products in our partners' marketing efforts.

     R-Tec has entered into a manufacturing contract with Anscott Chemical Industries, Inc., a nationally recognized manufacturer of chemical products located in Wayne, New Jersey.

     Anscott will be the exclusive manufacturer of our leak detection products; R-Tect 12, R-Tect 22, and R-Tect carbon dioxide reactive paints. The agreement is for five years. The rights granted to Anscott under the agreement are limited to these three specified products and to the United States. Anscott's exclusivity rights with respect to R-Tect carbon dioxide reactive paint is further limited to the dry cleaning industry. Anscott will manufacture our products based on purchase orders received from R-Tec. R-Tec intends to locate a quality control technician employed by us at Anscott's offices, but there is no provision in our contract with Anscott which requires Anscott to accept such supervision.


     We reached an oral distribution agreement with Motors & Armatures in June, 1997. Motors & Armatures is believed to be one of the largest distributors of air conditioning, refrigeration, and heating parts and supplies to wholesalers and original equipment manufacturing accounts in the U.S. It sells primarily to North America.

     Motors & Armatures has placed an initial order for 5,000 kits of R-Tect 22 reactive paint at $44.00 per kit. We believe that Motors & Armatures will distribute R-Tect kits (R-Tect 12, R-Tect 22, and later R-Tect 134A) reactive paints, primarily to organizations that will in turn sell them to air conditioning or refrigeration contractors. We expect to deliver R-Tect 22 to Motors & Armatures by October 31, 1999. Motors & Armatures has advised us that it intends to create artwork for our products which it will be distributing and intends to hire an exclusive representative to work on the R-Tect product line. This specialist will travel with Motors & Armatures' sales representatives to train and educate its clients in the use of our products. Motors & Armatures has orally represented to us that it has allocated $156,000 for advertising in the first year for R-Tec's products and that it will also provide a direct mail campaign to reinforce the advertising program.


     Motors & Armatures has proposed a six month test marketing program to determine the volume level of sales. It intends to promote R-Tec's products as both, leak detectors, and as preventative maintenance products.


     R-Tec's Efforts To Expand Commercial Use of Initial Products.


     During Phase 1 R-Tec also intends to pursue direct sales to end-users and the original equipment manufacturing market. We will also complete research and development of our remaining initial products and will pursue marketing of these products. Potential users include public utility companies, automotive, marine, aviation, aerospace companies, and commercial real estate owners and developers. We have met with one utility company, Brooklyn Union Gas Utility. No sales have resulted from that meeting. Other utility companies have expressed an interest in the product. We plan to meet with Public Service Electric & Gas and Con Edison Public Utilities. We have also identified government agencies and municipalities where our products can reduce maintenance, overhead and provide another means to detect harmful gases. We also intend to pursue licensing arrangements with select end-users.

     We believe a marketing opportunity will also develop from insurance companies that underwrite risk associated with gas explosions. R-Tec will introduce its products to these insurance companies and will attempt to persuade them either to mandate the use of R-Tec's reactive paint products or to provide financial incentives, such as discounted insurance rates, to companies that utilize R-Tec's detection products.

     We believe that a marketing opportunity will develop for the use of R-Tec's reactive paint products to detect natural gas and propane leaks. Specifically, during the installation of a gas pipe, the installer could apply our paint to pipe joints. Property owners could also apply our reactive paint to pipe joints in existing structures. If natural gas or propane leaks through a stress crack, the paint is designed to change colors, indicating a leak, and warning anyone who examines the pipe joint.

     We also believe a market may exist for our reactive paint products in chemical plants. Chemical plants utilizing our reactive paint products could reduce the chance of significant damage caused by a toxic chemical or gas leak by applying our products to pipe joints in their manufacturing facilities.

     We also believe our reactive paint products could be used in the aerospace and aviation markets. We believe that aircraft utilizing our reactive paint products could possibly avert disasters caused by gas and fluid leaks if, during a routine inspection, a mechanic notes a change in color of the paints applied to pipe joints aboard the aircraft. Should there be a leak, it could be detected and repaired prior to the aircraft taking off.

     It is possible, though unlikely, that our paint could be caused to change color due to exposure to some other substances or gas from another source. A false positive reading due to ambient gases is minimized by the use of a clear polymer coating, which encases each of the R-Tec paints. When properly applied, the paint's impermeable coating serves to ensure that only gas leaking from the protected source can contact the reactive paint and therefore cause a positive reading. None of the testing conducted to date has indicated any variance of responsiveness of R-Tec's products to geographic area or weather conditions, such as humidity, air pressure or smog level.

     Phase 2-Expand Product Lines and Expand Internal Sales


     R-Tec anticipates that it will add product lines in Phase 2 which will be marketed to the users identified in Phase 1. R-Tec will continue to pursue new business with public utilities by developing new products which address specific needs with the industry.


     The speed with which we can develop, introduce, test market and expand sales of the additions to the R-Tec product line will determine the timing of the realization of our Phase 2 goals. This phase will be characterized by new product introductions, test marketing, expanded sales efforts, and industry driven mandates for the use of R-Tec products.


     During Phase 2, in addition to manufacturing facilities, office space and warehouse space required during Phase 1, R-Tec will require laboratory facilities for product development.

     During Phase 2, R-Tec will develop additional gas detection coating products.

     o R-Tect ethylene detector. The estimated development time is 90 days at an approximate cost of $70,000.
     o R-Tect propane reactive paint. The estimated development time is 90 days at a cost of approximately $100,000.
     o R-Tect natural gas reactive paint. The estimated development time is 90 days at an estimated development cost of approximately $200,000.
     o R-Tect SF6 detector. The estimated development time is 90 days at an estimated development cost of approximately $200,000.
     o R-Tect 134A, a freon detecting coating designed for the automotive, air conditioning and refrigerator contractors market. The estimated development time is 180 days at an approximate cost of $55,000.
     o R-Tect 410, a freon detecting coating designed for the residential and commercial air conditioning and refrigerator contractors market. The estimated development time is 180 days at an approximate cost of $55,000.

     In the event the minimum number of shares offered are sold, R-Tect 134A and R-Tect 410 would not be developed from the proceeds of the offering.

Other Potential Applications Of R-Tec's Detection Technology.

     Following the development of the products discussed above, R-Tec intends to develop coatings which detect the following gases. The development time and cost for each project has not been estimated by R-Tec. R-Tec's ability to develop additional gas detection products will be dependent upon the proceeds from this offering and the amount of funds available, if any, from operations.

Ammonia                       Chlorine                   Methane
Butane                        Ethane                     Methyl Mercaptan
Carbon Monoxide               Isobutane                  Sulphur Hexaflouride
Acetylene                     Carbon Sulfide             2-Methylpropene
Acetyl Fluoride               Carbon Tetrafluoride       Nitric Oxide
Allene                        Hexafluoropropane          Nitrogen
Arsine                        Hydrogen                   Nitrous Oxide
Boron Trichloride             Hydrogen Chloride          Other Refrigerants
Boron Trifluoride             Isobutylene                Phosgene
Bromotrifluoromethane         Methyl Ether               Propene
1,3-Butadiene                 Methanethiol               Sulphur Dioxide
2-Methylpropane               Trimthylamines

     We also intend to research the feasibility of using a small strip across the top of wrapped chicken parts and meat as a means of measuring freshness. This fine lined strip would be the color green, indicating the chicken is fresh. If this strip turns red, this would indicate that the chicken is diseased or tainted with salmonella. This would alert both the retailer and the consumer to the presence of a disease that might not have been detected without this safety strip.

     We intend to work with utility companies on the detection of SF6 gas. This gas is used as an insulator in transformers and takes the place of harmful PCBs. When these gases leak out of a transformer, they may cause the electricity passing through the gas to spark and cause an explosion. Currently, the only way the utility company can detect a leak is when the transformer explodes and it must be replaced at great cost to utility companies and the consumer. R-Tec proposes that when a transformer is assembled, the utility company place a strip of our paint around the top of the transformer so that utility workers will be able to easily detect a change in the color of a transformer hanging on a utility pole, if a leak occurs.


     Blood Gases

     R-Tec believes there may be an interest in the use of our technology in the field of blood gases. Blood travels from the heart to the lungs, liver, kidneys and other major organs. During this trip it is carrying a percentage of oxygen, carbon dioxide and certain other metabolic gases. However, when there is a restriction in this flow, possibly due to coronary artery disease, the heart and lungs are unable to supply the proper amount of oxygen to the blood. Therefore, the oxygen level begins to decrease and the carbon dioxide level will increase.

     R-Tec believes that by detecting gas on a molecular basis at the rate of -10 to the 64th power, the medical field may have the ability to detect a change in the amount of carbon dioxide in the blood. This may help patients with a family history or high risk of heart attacks or strokes to possibly know if they have a serious medical condition. For example, a person might be able to rub some gel on their wrist once a month. This gel would consist of a form of R-Tec's product and dimethyl sulfoxide, a substance that carries medicine into the body. If the blood flowing through the arterial arteries has a higher than normal level of carbon dioxide, which is indicative of a restriction of blood flow and oxygen, the gel would turn from one color to another, possibly warning the individual that they may be within weeks of suffering a stroke or heart attack. This pre-warning system will allow a person to seek medical attention and relieve the arterial restriction before suffering the damage caused by a heart attack or stroke. Since smog does not affect a person's arterial blood gas level because the level of these gases is maintained internally, there is little likelihood of external factors affecting the potential product. The feasibility of this potential product cannot be assured.

     Los Alamos National Laboratory

     Los Alamos National Laboratory, (developers of the atomic weapons program), has requested a sample of our leak detection products. R-Tec intends to explore the possibility of using its technology for the carbon dioxide experimental facility at Los Alamos.

Employees


     R-Tec currently has four full-time employees. Three full time employees are officers and directors, and one is clerical. Additionally, R-Tec has retained the services of the following on a part-time basis: two scientists, five clerical, secretarial or accounting personnel and one consultant and director. Upon successful completion of this offering, assuming all the shares are sold, we plan to hire approximately 30 to 50 additional full-time employees. If the minimum is sold, we expect to hire five additional employees, for a total of nine full-time employees.


Facilities

     R-Tec's executive offices are located at 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820. Our rent is $2,000 per month under a lease which expires on October 30, 2000. We also have an office and warehouse at 499 Van Brunt Street, Suite 4B, Brooklyn, New York 11231. Our rent for that space is $1,000 a month under a lease which expires on October 23, 1999.

     Management believes that R-Tec's existing offices are unsuitable and inadequate for their future needs. Upon the successful completion of this offering, we plan to purchase or lease a building which will contain our offices, warehouse, research and development laboratory, and manufacturing operation at one location. We expect we will need a 50,000 to 75,000 square-foot facility. If we purchased a building, the cost may be estimated to be between $2.5 million and $3.75 million. If we leased such a facility, the expected annual lease cost may be estimated at $125,000-$200,000.

Patent


     R-Tec's gas detecting coating technology is the invention of Robert J Verdicchio, Stewart R Kaiser, and Shawn Walsh. Their invention is protected by U.S. patent #5783110, issued July 21, 1998, entitled, Composition for the Detection of Electrophilic Gases and Methods of Use Thereof. The patent describes a coating which detects gases, such as chlorodifluoromethane or carbon dioxide, which are attracted to electrons. Upon contact with such gases, protons are exchanged between the gas and the paint. The loss or gain of protons causes a dye incorporated in the paint to change color, indicating the presence of gas.


     On March 28, 1997, Mr. Verdicchio, Mr. Kaiser and Mr. Walsh assigned all of their interest in the patent to Muriel Kaiser. On November 2, 1998 Muriel Kaiser assigned all right, title and interest together with all rights of priority in U.S. patent #5783110 to R-Tec. This assignment has been filed with the U.S. Patent and Trademark Office.


     On May 10, 1999, R-Tec executed a promissory note in favor of Muriel Kaiser in the principal amount of $850,000 to pay for the transfer of the patent to R-Tec. The note bears interest at the rate of 6% per annum is to be paid in full within 30 days following the completion of this offering. By letter agreement dated July 2, 1999, Mrs. Kaiser has agreed that in the event 625,000 shares are not sold by January 10, 2000, payment will be made by R-Tec's execution of a promissory note for $850,000 due and payable in equal quarterly payments over a five-year period at 6% interest.


     There can be no assurance that any of our future patent applications will be granted, that any current or future patent or patent application will provide significant protection for our products or technology, be of commercial benefit or that the validity of such patents or patent applications will not be challenged. Moreover, there can be no assurances that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes.

Patent Valuation

     The patent has been appraised by Intellectual Property Valuators of Sandown, South Africa. The appraiser concluded that the patent has a value of $31,977,000.

Governmental Regulations And Industrial Standards

     We believe based on the opinion of our consultant who is also a director, that our products presently comply with any applicable material governmental health and safety regulations and standards. However, there can be no assurance that our products will comply with all applicable regulations and standards in the future. Because the future scope of these and other regulations and standards cannot be predicted, there can be no assurance that we will be able to comply with all future regulations or industry standards.

Year 2000 Issues

     We do not expect any Year 2000 issues to affect the development of our products. All software used by R-Tec has been represented to be Year 2000 compliant by the vendor. Motors & Armatures has provided assurances that it is Year 2000 compliant. R-Tec has taken steps to ascertain whether Anscott is Year 2000 compliant. In the event Anscott is not Year 2000 compliant, we will explore engaging another company to provide raw materials. R-Tec is working to identify alternative sources for manufacturing. R-Tec cannot give any assurances that other suppliers, distributors and manufacturers of our products would be able to resolve any Year 2000 issues that may adversely affect their operations. If this were the case, it could cause delays in the development, production and sale of our products, which would have a material adverse effect on the continued development and growth of our business.

                            Management And Affiliates

Directors, Executive Officers And Key Employees

            The names, addresses, ages and respective positions of the current directors and officers of R-Tec are as follows:

Name                                  Age         Position

Philip Lacqua                         50          President, Treasurer and
1127 83rd Street                                  Director
Brooklyn, New York  11228

Nancy Vitolo                          36          Vice President, Secretary
290 Green Road                                    and Director
Sparta, New Jersey  07871

Marc M. Scola                         32          Vice President, General
61 Mallard Drive                                  Counsel and Director
Allamuchy, New Jersey  07820

Damon E. Palmer                       35          Director
8380 SW 39 Court
Davie, Florida  33328

Shawn P. Walsh                        24          Director
538 Wren Way
Branchburg, New Jersey  08876

     Each director is elected for a period of one year and serves until his successor is elected by our shareholders.


     Philip Lacqua, age 50, will serve as the President, Treasurer and as a Director of R-Tec. His duties will include responsibility for the overall management of R-Tec and sales. Mr. Lacqua was awarded a Bachelor of Science degree from Central College of Iowa in 1970. with a major in Political Science.


     Since 1970, Mr. Lacqua has served as President and Vice President for various companies. In 1971, Mr. Lacqua started Container Maintenance Corp., which was in the business of repairing ocean-going containers, trailers and chassis. At the same time he started CMC Haulage, Inc., which provided for interstate and intrastate trucking. In 1973, Mr. Lacqua merged his companies with others and formed Marine Repair Services, Inc. He assumed the title of Vice President of Sales. Marine Repair was primarily in the business of repairing containers, trailers and chassis in the New York area. In December, 1977, Mr. Lacqua sold his interests in CMC Haulage and Marine Repair.

     In February, 1978, Mr. Lacqua formed Eastern Industrial Supply Corp., a ship supply company. Mr. Lacqua then formed Marine Technical Service, Inc., and served as a Director and President, overseeing all aspects of that company. Marine Technical specialized in sales to the Far East, the Middle East and Europe. In June, 1998, Mr. Lacqua resigned as an officer and director of Marine Technical Service, Inc. to devote all of his attention to R-Tec. Mr. Lacqua commenced work for R-Tec in May 1996, prior to its incorporation.


     Nancy Vitolo, age 36, will serve as a Vice President, Secretary and as a Director of R-Tec. As such her duties will include public relations. Ms. Vitolo was employed by Garden State Heating and Air Conditioning Corporation from 1991 to 1998. Garden State became one of the top 50 Bryant/Carrier Dealers in gross sales in the continental U.S. and Canada. Ms. Vitolo was a sales representative for Yves Saint Laurent for the ten years prior to her association with Garden State.


     In 1995, Ms. Vitolo and Mrs. Kaiser began the research project which resulted in the development of the reactive paint technology now owned by R-Tec. Ms. Vitolo and Mrs. Kaiser opened a laboratory and engaged scientists to research the feasibility of creating a better method for detecting minute gas leaks. A laboratory was leased in Warren County, New Jersey and chemists and other scientists were engaged to perform research in this area and conduct experiments. Ms. Vitolo later withdrew from active participation in the project, but continued to assist Mrs. Kaiser in the funding of the patent. Ms. Vitolo personally loaned Mrs. Kaiser approximately $425,000 to fund the development of the patent.

     Marc M. Scola, age 32, will serve as a Vice President, General Counsel and a Director of R-Tec. His duties will include preparing and negotiating R-Tec's license agreements, contracts, and various other legal and corporate matters. Mr. Scola was an attorney in private law practice for six (6) years.

     Mr. Scola was awarded a Bachelor of Arts degree from Seton Hall University in South Orange, New Jersey in 1988. He then was awarded his Juris Doctorate ( J.D.) degree by Texas Southern University School of Law in Houston, Texas in 1992. Mr. Scola obtained a Graduate Law Degree (L.L.M.) in Taxation from Temple University School of Law in Philadelphia, Pennsylvania in 1996.


     Mr. Scola began his law practice as a solo practitioner in 1993 with the Law Firm of Marc M. Scola, Esq., P.C. located in Florham Park, New Jersey. In January of 1996, Mr. Scola formed the Law Firm of Scola & Walterschied, P.C., a two-attorney firm, located in Roseland, New Jersey, as a partner. In 1997, Mr. Scola continued in solo practice as Marc M. Scola, Esq., P.C., in Allamuchy, New Jersey. Mr. Scola has been working on the R-Tec project since May 1996.


     Mr. Scola, served as counsel to a wide variety of businesses, including construction companies, physician practices, manufacturing operations, and computer consulting firms. Mr. Scola has been involved in the review, negotiation, financing, employment issues, and restructuring of the business entities. He also had experience in the preparation of shareholder, partnership and limited liability company, stock option, employment, leasing and other types of commercial agreements.


     Damon E. Palmer, age 35, was elected to serve as a director of R-Tec on April 14, 1999, and is also a member of the Compensation and Audit Committees of the Board. Mr. Palmer is Vice President and Chief Financial Officer of Trinity Industrial Services, a computer consulting company, since 1998. From 1996 until 1998 he was Controller of Marine Technical Services, which was formed by Mr. Lacqua. Between 1994 and 1996 he was an office administrator for Edward Jones, C.P.A. From 1989 until 1994 he was a manager of a branch of the Glidden Company, which engaged in the business of manufacturing and selling paint products.


     Shawn P. Walsh, age 24, was elected to serve as a director on April 14, 1999. He graduated from Johns Hopkins University in Baltimore, Maryland in 1996 with a Bachelor of Science degree in Chemistry. He worked for R.W. Johnson Pharmaceutical Research Institute in Raritan, New Jersey from December 1996 to March 1999 as a scientist.

     R-Tec has a one year consulting Agreement with Mr. Walsh which terminates on January 1, 2000. Mr. Walsh has been engaged to perform consulting services regarding scientific experiments and research on reactive paints. R-Tec is to pay Mr. Walsh $1,000 per month for a total of $12,000 plus all reasonable out of pocket expenses. Mr. Walsh has no ownership rights to the patent by virtue of his assignment of all of his rights to Mrs. Kaiser.

Key Employees And Consultants

     The following biographical information relates to our consultants:

       Name                                      Position

       Stewart R. Kaiser                         Consultant
       Shawn P. Walsh                            Scientific Consultant, Director
       Robert J. Verdicchio                      Scientific Consultant


     Stewart R. Kaiser, age 32, is a graduate of Union County Technical College in Scotch Plains, New Jersey, receiving a degree in the Heating, Ventilation and Air Conditioning Mechanical Program. Mr. Kaiser was employed by Garden State Air Conditioning and Heating from 1991 to 1998. Mr. Kaiser was one of three inventors of the patented proprietary technology which has been assigned to R-Tec. Mr. Kaiser has no ownership rights to the patent by virtue of his assignment of all of his rights to Mrs. Kaiser. Mr. Kaiser is the husband of Nancy Vitolo, and the son of Muriel Kaiser. Mr. Kaiser has no ownership rights to the patent. On November 4, 1998, Mr. Kaiser filed for Chapter 7 Bankruptcy protection in the United States Bankruptcy Court, District of New Jersey. On December 16, 1998, he voluntarily withdrew his Bankruptcy Petition.


     R-Tec has a one year Consulting Agreement with Stewart R. Kaiser, which terminates on January 1, 2000. Mr. Kaiser has been engaged to perform consulting services regarding scientific experiments and research on reactive paints. R-Tec is to pay Mr. Kaiser $1,000 per month for a total of $12,000 plus all reasonable out of pocket expenses.

     Robert J. Verdicchio, age 65, has been employed by Verdi Enterprises, Inc., a chemical consulting company of Succasunna, New Jersey, of which he is the principal owner since January, 1996. He was employed by Johnson and Johnson Consumer Products in Skillman, New Jersey ,from 1973 until his retirement in 1995. He has been engaged in the development of the patented technology since 1996 and has worked for R-Tec as a consultant since July 1996. He received a Ph.D. in Metaphysical Science in 1994 from the University of Metaphysics in Los Angeles, California, a Master of Science degree in 1990 from Fairleigh Dickinson University, and a Bachelor of Science degree in Organic Chemistry in 1962 from Rutgers University. He was one of three inventors of the patented proprietary technology which has been assigned to R-Tec. Dr. Verdicchio has no ownership rights to the patent by virtue of his assignment of all of his rights to Mrs. Kaiser. Dr. Verdicchio has agreed to consult for R-Tec on an as needed basis.


Executive Compensation


     R-Tec was only recently incorporated, and has not paid any compensation to its executive officers and directors. R-Tec has entered into employment agreements dated April 4, 1999 with Marc M. Scola, Nancy Vitolo and Philip Lacqua, who are officers and directors of R-Tec. The agreement with Mr. Scola provides for the payment of $330,000 plus bonus per year retroactive from January 1, 1999 for a five year term and will commence upon the sale of the minimum number of shares. Mr. Scola is employed as Vice President, director and General Counsel of R-Tec. Mr. Scola has waived his salary due under the agreement through March 31, 1999.


     The employment agreement with Ms. Vitolo provides for the payment of $330,000 plus bonus per year retroactive from January 1, 1999 for a five year term and will also commence upon the sale of the minimum number of shares. Ms. Vitolo is employed as Vice President, Secretary and director of R-Tec. Ms. Vitolo has waived her salary due under the agreement through March 31, 1999.

     The employment agreement with Mr. Lacqua provides for the payment of $330,000 plus bonus per year retroactive from January 1, 1999 for a five year term and will commence upon sale of the minimum number of shares. Mr. Lacqua is employed as President, Treasurer and director of R-Tec. Mr. Lacqua has waived his salary due under the agreement through March 31, 1999.


     In the event the minimum number of shares offered were sold, Mr. Scola, Mr. Lacqua and Ms. Vitolo would defer their salaries until sufficient funds were available. Sale of all the shares offered would provide sufficient funds for R-Tec to operate 24 months without revenue.


     In addition, R-Tec established a Stock Option Plan on April 15, 1999 which provides that all regular full-time employees and key executives may be issued options to purchase a total of up to one million shares of our common stock at a price not less than 100% of the fair market value of the shares on the date the option is granted. The plan is to be administrated by the Stock Option and Compensation Committee of the Board of Directors, consisting of at least two disinterested directors. On April 14, 1999 the Board formed a Compensation Committee which consists of a total of three directors with two disinterested directors. We also intend to implement a Pension Plan in the near future.

     All of our officers are also directors of R-Tec and are, therefore, not independent. No independent person has reviewed the employment agreements. However, since April 14, 1999 the Board of R-Tec includes two disinterested directors who are members of the Compensation and Audit Committees.

     If R-Tec sells the maximum amount of shares, $5,485,000 represents an estimate of the total employee compensation for 48 to 60 months, including salaries for its officers and staff. The consulting agreements in effect do not cover full-time employment by these consultants, which must be negotiated at the appropriate time in the future.

Summary Compensation Table

                                                                                   Long Term Compensation
                                      Annual Compensation                     Awards                   Payouts
Name                                                      Other                    Securities
and                                                       Annual     Restricted    Underlying    LTIP     All Other
Principal                                                 Compen-      Stock         Options/   Payouts    Compen-
Position                      Year  Salary($)  Bonus($)  sation($)    Awards ($)      SARs        ($)     sation($)
--------------------------------------------------------------------------------------------------------------------------


Philip Lacqua                  1997   ---        ---       ----        ----           ----       ----       ----
President, Treasurer           1998   ---        ---       ----        ----           ----       ----       ----
                               1999   ---        ---       ----        ----           ----       ----       ----

Nancy Vitolo                   1997   ---        ---       ----        ----           ----       ----       ----
Secretary                      1998   ---        ---       ----        ----           ----       ----       ----
                               1999   ---        ---       ----        ----           ----       ----       ----

Marc M. Scola                  1997   ---        ---       ----        ----           ----       ----       ----
General Counsel                1998   ---        ---       ----        ----           ----       ----       ----
                               1999   ---        ---       ----        ----           ----       ----       ----

Damon E. Palmer                1997   ---        ---       ----        ----           ----       ----       ----
Director                       1998   ---        ---       ----        ----           ----       ----       ----
                               1999   ---        ---       ----        ----           ----       ----       ----


Shawn P. Walsh                 1997   ---        ---       ----        ----           ----       ----       ----
Director                       1998   ---        ---       ----        ----           ----       ----       ----
                               1999   ---        ---       ----        ----           ----       ----       ----

                             Principal Shareholders



     The following table presents the shares of common stock of R-Tec owned of record or beneficially by each person known to own more than 5% of R-Tec's common stock, and the name and shareholdings of each officer and director and all officers and directors as a group:



                                                                   Percent After       Percent After
Principal Stockholder's        Number of          Percent Prior      Minimum              Maximum
Name and Addresses             Shares Owned       to Offering        Offering             Offering         Office(s) Held


Philip Lacqua                   5,000,000           33 1/3%            32%                26.66%            Director,
1127 83rd Street                                                                                            President,
Brooklyn, New York  11228                                                                                   Treasurer

Nancy Vitolo                    5,000,000           33 1/3%            32%                26.66%            Director,
290 Green Road                                                                                              Vice President,
Sparta, New Jersey  07871                                                                                   Secretary

Marc M. Scola                   5,000,000           33 1/3%            32%                26.66%            Director,
61 Mallard Drive                                                                                            Vice President,
Allamuchy, New Jersey  07820                                                                                General Counsel

Damon E. Palmer                       -0-                0%             0%                    0%            Director
8380 SW 39 Court
Davie, Florida  33328

Shawn P. Walsh                        -0-                0%             0%                     0%           Director
538 Wren Way
Branchburg, New Jersey  08876


All Officers and
Directors as a Group            15,000,000             100%            96%                   80%




                 Certain Relationships and Related Transactions

     Mr. Lacqua, Ms. Vitolo and Mr. Scola own 15,000,000 shares. The contributed $540,000 in capital through March 31, 1999. As of March 31, 1999, $75,857 of this amount is due pursuant to a promissory note from Ms. Vitolo bearing interest at 6.0% per annum.


     The patent covering R-Tec's proprietary technology was assigned to us by Muriel Kaiser. Mrs. Kaiser is the mother of Stewart Kaiser and Nancy Vitolo's mother-in-law. Ms. Vitolo is the wife of Stewart Kaiser. In consideration for the patent, we executed a promissory note in favor of Mrs. Kaiser. Pursuant to the promissory note, R-Tec was obligated to pay $850,000 payable in full within thirty (30) days of the completion of this offering. By letter agreement dated July 2, 1999, Mrs. Kaiser has agreed that in the event 625,000 shares are not sold by January 10, 2000, payment will be made by R-Tec's execution of a promissory note for $850,000 due and payable in equal quarterly payments over a five-year period at 6% interest.


     R-Tec had previously executed an agreement in favor of Philip Lacqua, Nancy Vitolo and Marc M. Scola under which R-Tec agreed to reimburse Mr. Lacqua, Ms. Vitolo and Mr. Scola for all expenses advanced by such individuals prior to and after the date of R-Tec's incorporation. Such expenses include, but are not limited to, attorneys' fees, accountant fees, office leases, advertising, travel,and general expenses of this offering. On May 26, 1999, sums due Mr. Lacqua, Ms. Vitolo and Mr. Scola were reduced or reclassified as equity. No sums are currently due to Mr. Lacqua, Ms. Vitolo or Mr. Scola.

     R-Tec presently has two independent directors. The transactions noted above were ratified by these independent directors who do not have an interest in the transactions. Any future transactions undertaken by R-Tec with its officers, directors or 5% shareholders will be on terms no less favorable to R-Tec than could be obtained from unaffiliated parties.

Indemnification

     R-Tec's Articles of Incorporation, as amended, provide that, to the extent not inconsistent with applicable law, R-Tec shall indemnify and hold harmless its officers, directors, employees and agents from liability and reasonable expense from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent. We expect to obtain an insurance liability policy for this purpose at a cost of approximately $75,000 - $150,000 per year.

Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of R-Tec pursuant to the foregoing provisions, or otherwise, R-Tec has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that any claim for indemnification against such liabilities, (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, R-Tec will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the Court of such issue.

Organization Within Last Five Years

     R-Tec is a development stage company and has no operating history. As soon as the money from this offering is made available, R-Tec expects to make all arrangements necessary so that it can commence commercial operations in 1999.

                            Description of Securities

     The following statements summarize detailed provisions of R-Tec's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request.

Authorized Capital

     Our authorized capital stock consists of 50,000,000 shares of $.00001 par value common stock. We have outstanding 15,000,000 shares of common stock, all of which are validly issued, fully paid and non-assessable.

Common Stock

     The shares being offered are shares of common stock. Currently there are no markets for the common stock and there can be no assurances there will ever be a public market in the future.

     R-Tec is presently authorized to issue 50,000,000 shares of $.00001 par value common stock. There are 15,000,000 shares issued and outstanding, and a maximum of 3,750,000 shares are for sale in this offering. The shares of common stock being sold will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

     The holders of common stock, are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds which are legally available. R-Tec has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities of R-Tec. Upon liquidation, dissolution or winding up of R-Tec, and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors.

Preferred Stock

     R-Tec is currently authorized to issue shares of Preferred Stock. Accordingly, the Board of Directors could authorize the issuance of shares of Preferred Stock. Preferred Stock may, if and when issued, have rights superior to those of the common stock offered hereby. The Board of Directors may approve the issuance of Preferred Stock without a vote by shareholders and conversion rights may adversely affect the voting power of holders of common stock.

Transfer Agent

     The Bank of New York, Inc., One Wall Street, New York, New York 10286, is the Transfer Agent and Registrar for common stock.


Escrow Agent


     The Bank of New York, Inc., One Wall Street, New York, New York 10286 is the Escrow Agent for subscriptions until the minimum number of shares is sold.


Dividend Policy

     We have not paid any dividends on common stock to date and we do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of our business.

Shares Eligible for Future Sale.

     Upon the consummation of this offering at the maximum, we will have 18,750,000 shares of common stock outstanding. Of these shares, the 3,750,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of R-Tec, in general, a person who has a control relationship with R-Tec, which will be subject to limitations of Rule 144 promulgated by the Commission under the Securities Act. All of the remaining 15,000,000 shares are deemed to be restricted securities, as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private transactions not involving a public offering. All of such shares are not eligible for sale under Rule 144 until December 1, 1999 at which time they will have been held longer than one year.

                              Plan Of Distribution

     R-Tec, is offering a minimum of 625,000 shares and a maximum of 3,750,000 shares of common stock through it officers and directors on a best-efforts basis. Until the minimum number of shares are fully subscribed, all subscription payments will be deposited into an escrow account at the Bank of New York. If less than the minimum number of shares are subscribed within three months after the effective date of this prospectus or within six months after the effective date if we elect to exercise the option to obtain an extension of the offering period, all proceeds will be promptly refunded in full, with interest, and without any deduction of expenses. Upon sale of the minimum number of shares, the escrow will be terminated and subscriptions will go directly to R-Tec. This offering will end on the earlier of the following:

          (1) three months from the effective date of this prospectus if the minimum number of shares are not sold and fully paid for, or within six months from the effective date if we elect to exercise the option to obtain this extension,

            (2) the sale of the 3,750,000 shares,

            (3) twelve months after the effective date of this prospectus or the date on which R-Tec decides to close the offering, which will not exceed twelve months from the effective date of this prospectus.

     The offering will be managed by R-Tec without any underwriter. Our officers and directors will receive no sales commissions or other compensation, except for reimbursement of expenses actually incurred for such activities. In connection with their efforts, they will rely on the safe harbor provisions the Securities and Exchange Act of 1934. Generally speaking, this rule provides an exemption from the broker/dealer registration requirements of the 1934 Act for associated persons of an issuer. Our officers and directors will use their best efforts to find purchasers for the shares.

     Investors should be aware that while this offering is being conducted through our officers and directors,. R-Tec retains the right to utilize the services of broker/dealers who are members of the NASD. We reserve the right to pay commissions for sales made by broker/dealers in an amount not to exceed 10% of the sales price. Before the involvement of any broker/dealers in the offering, R-Tec must obtain a no objection position from the NASD for any compensation arrangements. Any broker/dealers that sells securities in this offering may be deemed an underwriter as defined in Section 2(a)(11) of the Securities Act of 1933. R-Tec will amend the prospectus and the registration statement of which it is a part to identify any selected broker/dealers at such time as such broker/dealers sells 5% or more of the offering.


     Under Rule 3a4-1 of the Exchange Act, none of the selling shareholders or employees of R-Tec will be a "broker" as defined in the Exchange Act, solely by reason of participation in this offering, because:

(1) none is subject to a statutory disqualification, as that term is defined in
Section 3(a)(39) of the Act, at the time of his participation; and
(2) none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities,
(3) none is an associated person (partner, officer, director, or employee) of a broker dealer, and
(4) each meets all of the following conditions: (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for the issuer otherwise than in connection with transactions in securities; (b) none was not a broker or dealer, or an associated person of a broker dealer, within the preceding 12 months; and (c) none will not participate in selling an offering of securities for any issuer more than once every 12 months.


     R-Tec has not made any efforts to retain an underwriter. We believe that we can sell our stock without utilizing an underwriter and thus, maximize the net proceeds to fund our business plan.

     Residents of California purchasing units must meet one of the following suitability requirements: an investor must (1) be an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933; or (2) a person who (1) has an income of $65,000 and a net worth of $250,000 or (b) has a net worth of $500,000 (in each case excluding home, home furnishings, and personal automobiles); or (3) a bank, savings and loan association, trust company registered under the investment company act of 1940, pension or profit-sharing trust, corporation, or to the entity which, together with the corporation's or other entity's affiliates, have a net worth on a consolidated basis according to the most recent regularly prepared financial statement (which shall have been reviewed but not necessarily audited, by outside accountants) of net less than $14,000,000 and subsidiaries of the foregoing; or (4) a person (other than a person formed for the sole purpose of purchasing the units offered hereby) who is purchasing at least $1,000,000 in aggregate amount of the units.

     Residents of Virginia purchasing units must have a net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. Net worth in all cases is calculated exclusive of home, furnishings and automobiles. Virginia residents may not invest more than 10% of their readily marketable assets in the offering.

Penny Stock Rules

            Broker/dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

     Since R-Tec is offering the shares without the participation of an underwriter, the offering price has not been determined by negotiation with an underwriter, as is customary in most offerings, and instead the offering price has been set arbitrarily by R-Tec.

                                  Legal Matters

     To the knowledge of management there is no material litigation pending or threatened against R-Tec. Legal counsel for R-Tec in connection with this offering is Brashear & Associates, P.L., 926 N.W. 13th Street, Gainesville, FL 32601.

                                     Experts

     The financial statements of R-Tec as of December 31, 1998, included in this prospectus have been audited by James Moore & Co. P.L., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                        Change In Independent Accountants


     On May 21, 1999, R-Tec engaged James Moore & Co., P.L. as its independent auditors for the year ending December 31, 1998 to replace the firm of Jurewicz & Duca, Certified Public Accountants, P.C., who were dismissed as our auditors effective May 20, 1999. James Moore & Co., P.L. reaudited the financial statements for the year ended December 31, 1998; no reliance should be placed on previous financial statements for the same period. The decision to change auditors was approved by R-Tec's Board of Directors.

     The reports of Jurewicz & Duca, P.C., on the financial statements of R-Tec from October 29, 1998 (inception) to December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits of R-Tec's financial statements for the period ended December 31, 1998, and for the interim period preceding their dismissal, there were no disagreements with Jurewicz & Duca, P.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures. In a letter dated June 15, 1999, Jurewicz & Duca, P.C. have confirmed this understanding.


                             How To Invest In R-Tec

     If you want to purchase shares of R-Tec Technologies, Inc. in this offering please fill in the information requested below and return with a check payable to "Bank of New York, Escrow, R-Tec Technologies, Inc. #301472" If you wish to have the shares issued in street name, in the name of the brokerage firm where you have an account, please complete the bottom portion of the form. If you are a resident of a state where we are not authorized to sell stock, your subscription will be rejected and returned to you in full, without interest or deduction.

                         COMMON STOCK PURCHASE AGREEMENT


TO: R-Tec Technologies, Inc., Escrow, P.O. Box 282, Allamuchy, New Jersey 07820

     Please issue shares of R-Tec Technologies, Inc.'s common stock in the amount(s) and name(s) shown below. My signature acknowledges that I have received and had an opportunity to read the Prospectus.

Signature:______________________________        Date:__________________

Enclosed is payment for ______________ shares, at $8.00 per share, totaling $______________________. Please make checks payable to "Bank of N.Y., Escrow, R-Tec," and indicate account #301472 in legend of check.


    Name:_________________________________________________________________

    Mailing Address:______________________________________________________

    City:___________________ State:_____________  Zip Code:_______________

    Telephone No.,________________ Business,_______________ Home

    Social Security or Taxpayer ID Number:________________________________

Minimum Investment is $504.00  (U.S. Dollars) (63 shares)

Register the shares in the following name(s) and amount(s):

          Name                                               Number of Shares

A)______________________________________                    ________________

B)______________________________________                    ________________

C)______________________________________                    ________________

As (Circle One Below):

Individual              Joint Tenants                             Trust
Tenants in Common        Corporation                              Other


  If you would like your stock to be transferred to your Brokerage Account complete this section. (Complete only if shares will be in the name of the Brokerage Firm)

       Name on Account:______________________________________________________

       Name of Brokerage Firm:_______________________________________________

       Mailing Address of Brokerage Firm:____________________________________

       City:____________________ State:_____________  Zip Code:______________

       Telephone Number of Broker:___________________________________________

       Social Security Number or Taxpayer I.D. Number:_________________________

       Broker Account Number:__________________________________________________

                                WIRE INSTRUCTIONS

Routing No. (ABA) 021000018 (Bank of New York)
Beneficiary: GLA-111/565

Account No. 301472

Date Wired:______________________________________

Amount Wired:____________________________________

Confirm Bank Wire with R-TEC at (888) 299-7832

            Please make checks payable to "Bank of N.Y., Escrow, R-Tec," and indicate account #301472 in legend of check.

-------------------------------------------------------------------------
Please attach any special mailing instructions other than shown above. You will be mailed a signed copy of this agreement to retain for your records.

---------------------------------------------------------------------------


SUBSCRIPTION ACCEPTED BY R-TEC TECHNOLOGIES, INC.:

______________________________                  Dated___________________
Marc M. Scola, Esq.
V.P. & General Counsel


                              VIRGINIA SUBSCRIBERS

Virginia subscribers must meet the following suitability requirement:

I certify that I am (initial blank) ________ a person who (a) has an annual income of $60,000 and a net worth of at least $60,000 or (b) has a net worth of at least $225,000 (in each case excluding home, home furnishings, and personal automobiles) and that I am not investing more than 10% of my readily marketable assets in this offering.

MAIL TO: R-Tec Technologies, Inc., Escrow, P.O. Box 282, Allamuchy, New Jersey
         07820 - 1(888) 299-7832

                  Incomplete Forms will be returned to Sender.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors,
R-Tec Technologies, Inc.:


We have audited the accompanying balance sheet of R-Tec Technologies, Inc. (a development stage company), as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from inception (October 22, 1998) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R-Tec Technologies, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (October 22, 1998) through December 31, 1998 in conformity with generally accepted accounting principles.

As more fully described in Note 10 to the financial statements, subsequent to the issuance of the Company's 1998 financial statements and an audit report thereon dated January 7, 1999, certain errors were discovered by management. These errors resulted in an overstatement of previously reported organizational costs and an understatement of previously reported deferred offering costs as of December 31, 1998. In addition, an agreement to acquire a patent and agreements to repay stockholders for certain organizational expenses were subsequently significantly modified by management of the Company. Accordingly, the 1998 financial statements have been restated to correct these errors and significant modifications.



Gainesville, Florida
May 25, 1999

                            R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                     ASSETS
                                    --------


                                                                                                       March 31,      December 31,
                                                                                                         1999             1998
                                                                                                    -------------     ------------
                                                                                                     (unaudited)
Current assets
 Cash and cash equivalents                                                                          $      25,474    $     43,500
                                                                                                    -------------    ------------
Equipment                                                                                                   5,425             -
                                                                                                    -------------    ------------
Other assets
 Patent                                                                                                   815,000         815,000
 Deferred offering costs                                                                                  183,964          45,000
 Deposits                                                                                                   2,000           1,000
                                                                                                    -------------    ------------
            Total other assets                                                                          1,000,964         861,000
                                                                                                    -------------    ------------
Total Assets                                                                                        $   1,031,863    $    904,500
                                                                                                    =============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


Current liabilities
 Accounts payable                                                                                   $      59,336    $      7,147
 Note payable                                                                                             826,000         814,000
                                                                                                    -------------    ------------
   Total current liabilities                                                                              885,336         821,147
                                                                                                    -------------    ------------
Commitments and Contingencies (Note 3)


Stockholders' equity

 Common stock, par value $.00001 per share,
  50,000,000 shares authorized,  15,000,000
  shares issued and outstanding                                                                              150              150
 Due from stockholders                                                                                   (75,857)         (96,160)
 Additional paid-in capital                                                                              539,850          419,850
 Deficit accumulated during the development stage                                                       (317,616)        (240,487)
                                                                                                    -------------    ------------
               Total stockholders' equity                                                                146,527           83,353

                                                                                                    -------------    ------------
Total Liabilities and Stockholders' Equity                                                          $  1,031,863     $    904,500
                                                                                                    =============    ============





                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


                                                                                    Inception
                                                                                    (October 22,           Inception
                                                                                       1998)              (October 22,
                                                              Three-Month             Through                1998)
                                                              Period Ended          December 31,            Through
                                                              March 31, 1999           1998              March 31, 1999
                                                             ---------------        -------------       ---------------
                                                               (unaudited)                                (unaudited)

Revenues                                                     $           -          $         -         $          -
                                                             ---------------        -------------       ---------------

Expenses
 Administrative fees to stockholders                                  14,500              231,000               245,500
 Administrative and start-up                                          50,629                5,487                56,116
 Interest expense                                                     12,000                4,000                16,000
                                                             ---------------        -------------       ---------------
     Total expenses                                                   77,129              240,487               317,616
                                                             ---------------        -------------       ---------------

Net loss                                                     $       (77,129)       $    (240,487)      $      (317,616)
                                                             ===============        =============       ===============
Net loss per common share                                    $          (.01)       $        (.02)      $          (.02)
                                                             ===============        =============       ===============
Weighted average common shares outstanding                        15,000,000           15,000,000            15,000,000
                                                             ===============        =============       ===============






                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                                          Deficit
                                                                                                        Accumulated
                                                                                  Additional             During the        Total
                                                             Common Stock          Paid-In    Due from   Development  Stockholders'
                                                          ------------------
                                                        Shares       Par Value     Capital   Stockholders    Stage        Equity
                                                       ---------   ------------    --------  ------------  ----------  -----------
Initial capitalization, October
1998                                                  15,000,000   $      -        $     -   $        -    $      -    $       -


Additional capital contributed
  by stockholders, October
  1998 through December 1998                                 -           150        419,850      (96,160)         -        323,840

Net loss                                                     -            -              -            -      (240,487)    (240,487)

                                                      ----------    -----------    --------  ------------  ----------- ------------
Balance, December 31, 1998                            15,000,000         150        419,850      (96,160)    (240,487)      83,353



Additional capital
 contributed by stockholders
 January 1999 through March
 1999 (Unaudited)                                           -             -         120,000       20,303          -        140,303


Net loss (Unaudited)                                        -             -              -            -       (77,129)     (77,129)

Balance, March 31, 1999                               ----------    -----------     --------  -----------  ----------  ------------
    (Unaudited)                                       15,000,000    $    150        $539,850  $  (75,857)  $ (317,616) $   146,527
                                                      ==========    ===========     ========  ===========  ==========  ============








                 The accompanying notes to financial statements
                    are an integral part of this statement.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                Increase (Decrease) In Cash and Cash Equivalents


                                                                                                    Inception
                                                                                                   (October 22,      Inception
                                                                                                      1998)          October 22,
                                                                                     Three-Month      Through           1998)
                                                                                     Period Ended    December 31,      Through
                                                                                    March 31, 1999      1998         March 31, 1999
                                                                                    --------------  -------------    --------------
                                                                                      (unaudited)                      (unaudited)

Cash flows from operating activities
  Net loss                                                                          $      (77,129) $    (240,487)   $    (317,616)
                                                                                    --------------  --------------   --------------
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Unreimbursed expenses contributed to
   capital by shareholders                                                                  14,500        231,000          245,500
    Interest expense - amortization of
     discount on note payable                                                               12,000          4,000           16,000
    Increase in deposits                                                                    (1,000)        (1,000)          (2,000)
    Increase (decrease) in accounts payable                                                   (611)           147             (464)
                                                                                    --------------  -------------    --------------
              Total adjustments                                                             24,889        234,147          259,036

                                                                                    --------------  -------------    --------------

     Net cash used in operating activities                                                 (52,240)        (6,340)         (58,580)
                                                                                    --------------  -------------    --------------
Cash flows from investing activities
  Patent costs                                                                                 -           (5,000)          (5,000)
  Purchase of equipment                                                                     (5,425)           -             (5,425)
                                                                                    --------------  -------------    --------------
     Net cash used in investing activities                                                  (5,425)        (5,000)         (10,425)
                                                                                    --------------  -------------    --------------

Cash flows from financing activities
   Increase in deferred offering costs                                                     (86,164)       (38,000)        (124,164)
   Capital contributed by stockholders                                                     125,803         92,840          218,643
                                                                                    --------------  -------------    --------------
          Net cash provided by financing activities                                         39,639         54,840           94,479

Net increase (decrease) in cash                                                     --------------  -------------    --------------
   and cash equivalents                                                                    (18,026)        43,500           25,474

Cash and cash equivalents, beginning of period                                              43,500            -                -
                                                                                    --------------  -------------    --------------

Cash and cash equivalents, end of period                                            $       25,474  $      43,500    $      25,474
                                                                                    ==============  =============    ==============
Supplemental disclosures of noncash
   investing and financing activities
     Purchase of patent with note payable                                           $          -    $     810,000    $     810,000






                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



(1) Summary of Significant Accounting Policies:
    -------------------------------------------

The following is a summary of the more significant accounting policies and practices of R-Tec Technologies, Inc. (the Company) which affect the accompanying financial statements.

         (a) Organization and operations--The Company was incorporated on October 22, 1998, to commercialize and advance the technology of a recently obtained patent on a type of paint that can detect certain gases. The Company plans to pursue other applications of this technology.

         (b) Presentation--The Company has devoted substantially all its efforts to date to raising capital to commercialize its technology and has no revenues. Therefore, these financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7 Accounting and Reporting by Development Stage Enterprises.

         (c) Unaudited information--In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial position at March 31, 1999; the results of operations and cash flows for the three months then ended; and the results of operations and cash flows for the period from inception though March 31, 1999, have been made. Operating results for the three month period ended March 31, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

         (d) Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         (e) Cash and cash equivalents--For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         (f) Equipment--Equipment is recorded at cost. No depreciation has been recorded in the accompanying financial statements since the equipment has not been placed in service.

         (g) Deferred offering costs--Costs directly attributable to the proposed stock offering as described in Note 2 are deferred and offset against the proceeds from the offering if successful or expensed if the offering is not successful.

         (h) Patent--Patents are recorded at the cost of acquisition if purchased or if developed internally, the accumulation of the direct costs incurred to obtain the patent. No amortization has been recorded in the accompanying financial statements since the patent has not been placed in service.

         (i) Deferred income taxes--Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                           R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

(1)     Summary of Significant Accounting Policies:  (Continued)
        ------------------------------------------

         (j) Loss per common share--Loss per common share is computed using the weighted average of shares outstanding during each period presented in accordance with Statement of Financial Accounting Standards No. 128 Earnings Per Share.

         (k) Start-up costs--The initial costs incurred to organize the Company are expensed when incurred.

         (l) Advertising--Advertising costs are expensed when incurred.

(2)     Proposed Public Offering of Common Stock:
        -----------------------------------------

The Company is offering 3,750,000 shares of its common stock for sale at $8.00 per share, which is expected to raise between $5,000,000 and $30,000,000. There is no assurance the offering will be successful.


(3)     Commitments and Contingencies:
        ------------------------------

The Company has entered into a five year exclusive manufacturing agreement with a specialty chemical manufacturer for certain of the Company's initial products expiring in October 2003.

On April 14, 1999, the Company entered into five year employment contracts with its three principal officers for total annual salaries of $990,000 beginning on January 1, 1999. The officers have waived their salaries for the three months ended March 31, 1999. No amounts have been reflected in the accompanying financial statements because the Company is in the earliest phases of development.

On April 14, 1999, the Company adopted a stock bonus plan for certain classes of employees and reserved 1,000,000 shares of its authorized but unissued common stock under this plan. No stock options have been granted.

The Company has one year service contracts with two consultants beginning January 1, 1999. The contracts specify a minimum payment of $1,000 per month. The contracts can be cancelled with thirty days written notice by either party. The Company expensed $2,000 and the consultants waived $4,000 in payments under the contracts for the three months ended March 31, 1999.

The Company leases an office facility under a one year operating lease with a monthly rent of $1,000. A second office is leased from a stockholder under a two year lease at $2,000 per month. Rent expense was $10,000 for 1998 and $9,000 for the three months ended March 31, 1999.

                           R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998


(4)   Note Payable:
      -------------

The Company purchased a patent from a related party (see Note 6) on December 1, 1998, the terms which were substantially modified on May 10, 1999. The purchase price for the patent was $850,000 under a promissory note due in full within thirty days of the completion of the minimum funding of the stock offering described in Note 2. Interest at 6% accrues on the unpaid amount from the date of the completion of the minimum funding until paid in full. As of the date of the agreement, the patent and note payable have been recorded at $810,000 which represents the net present value of the note payable with a face amount of $850,000. The accompanying financial statements reflect the new terms of this transaction.

(5)    Income Taxes:
       -------------

The Company has a deferred tax asset of approximately $75,000 at December 31, 1998, due to the net loss incurred since inception. Temporary differences giving rise to deferred tax assets consist primarily of the deferral of substantially all start-up expenses for income tax purposes. Management has provided a valuation allowance equal to the amount of the deferred tax assets at December 31, 1998 due to the uncertainty of realization of the future benefit of these future deductions. Therefore, no income tax provision or benefit is provided in the accompanying statements of operations.

(6)    Related Party Transactions:
       ---------------------------

Certain unreimbursed administrative expenses of the Company were incurred by two shareholders, both before and after the Companys' incorporation on October 22, 1998. The Company recorded $14,500 and $231,000 as administrative fees to stockholders and as an increase in additional paid in capital for the three months ended March 31, 1999 and for the period ended December 31, 1998, respectively, in the accompanying financial statements.

The Company is owed $75,857 and $96,160 from stockholders for amounts due for additional paid-in capital as of March 31, 1999 and December 31, 1998, respectfully. These amounts have been reflected as a reduction in stockholder equity in the accompanying financial statements.

The Company purchased a patent under terms described in Note 4 from a relative of a shareholder/officer of the Company. The Company owes this related party $850,000 at December 31, 1998.


(7)    Concentrations of Credit Risk:
       ------------------------------

Significant concentrations of credit risk for all financial instruments owned by the Company are as follows:

         (a) Demand deposits--The Company has demand deposits in one bank, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The bank balance was $29,033 and $48,500 at March 31, 1999 and December 31, 1998, respectively. The Company has no policy of requiring collateral or other security to support its deposits.

                           R-TEC TECHNOLOGIES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998



(7)   Concentrations of Credit Risk:  (Continued)
      -----------------------------

         (b) Due from stockholders--The Company is owed $75,857 from one stockholder at March 31, 1999, and $96,160 from two stockholders at December 31, 1998. The Company has no policy of requiring collateral or other security to support these amounts.

(8)     Fair Value of Financial Instruments:
        ------------------------------------

Statement of Financial Accounting Standards No. 107 Disclosures about Fair Values of Financial Instruments requires disclosure of fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet account as of December 31, 1998:


                                                   Carrying Amount  Fair Value
                                                   ---------------  ----------
Financial Assets
  Cash and cash equivalents                        $        43,500  $   43,500
  Due from stockholders                                     96,160      96,160
                                                   ---------------  ----------
        Total financial assets                     $       139,660     139,660
                                                   ===============  ==========


Financial Liabilities
   Accounts payable                                $         7,147  $    7,147
   Notes payable                                           814,000     850,000
                                                   ---------------  ----------
Total financial liabilities                        $       821,147  $  857,147
                                                   ===============  ==========

The fair value of financial instruments approximates carrying value due to the short-term maturity of the instruments.


(9)  Reorganization:
     ---------------

The Company reorganized December 1, 1998, and increased the common stock outstanding from 1 million to 15 million shares. On April 18, 1999, the Company increased the number of authorized shares of common stock from 25 to 50 million shares. The accompanying financial statements retroactively reflect these changes for all periods presented.

                           R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998




(10)     Restatement of Previously Issued Audited Financial Statements:

Subsequent to the issuance of the Company's 1998 financial statements and an audit report thereon dated January 7, 1999, certain errors were discovered by management. These errors resulted in an overstatement of previously reported organizational costs and an understatement of previously reported deferred offering costs as of December 31, 1998. In addition, an agreement to acquire a patent and agreements to repay stockholders for certain organizational expenses were subsequently significantly modified by management of the Company. Accordingly, the 1998 financial statements have been restated to correct these errors and significant modifications. The effect of these errors and changes was to increase the net loss and deficit accumulated during the development stage by $227,065, decrease total assets by $456,854, decrease total liabilities by $553,626 and increase paid-in capital by $323,837. Components of these errors and changes and their effect on net income and earnings (loss) per share are as follows:

                                                                                                                       Earnings
                                                                                                        Income       (Loss) Per-
                                                                                  Amounts       (Loss) Effect       share Effect
                                                                                 ---------       -------------       ------------

Organization costs previously capitalized - expensed                             $  228,065      $   (228,065)       $      (.01)
in restatement

Organization  costs  previously  capitalized -
reclassified  as deferred  offering costs in restatement                             45,000               -                 -

Patent costs previously expensed - capitalized in restatement                         5,000             5,000               -

Modification  of  patent  acquisition  agreement,  previously capitalized  at $1 - recorded at net present value and corresponding
obligation  was  recorded in restatement                                             814,999              -                  -

Imputation of interest expense on patent acquisition recorded in
restatement                                                                            4,000           (4,000)             ( - )

Organization costs due to stockholders  under notes payable
previously  recorded - eliminated in restatement                                   1,050,936              -                  -

Loans from  stockholders  previously  recorded - reclassified
as paid-in capital in restatement                                                    323,840              -                  -

Additional capital due from stockholders was recorded in restatement                  96,160              -                  -
                                                                                ============
          Totals                                                                                 ------------        -------------
                                                                                                 $   (227,065)       $        (.01)

                                                                                                 =============       =============

The Company has restated its previously issued audited financial statements, which were audited by other auditors and whose opinion was dated January 7, 1999. Any previously issued financial statements of the Company should not be relied upon for any purpose.

                                TABLE OF CONTENTS

Prospectus Summary                                         3
Risks Factors                                              5
Recent Developments                                        7
Where You Can Find
     Additional Information                                7
Dilution                                                   8
Use of Proceeds                                            8
Selected Financial
     Data                                                 11
Management's Discussion
     and Analysis or Plan of
     Operation                                            11
Business                                                  13
Management and Affiliates                                 19
Principal Shareholders                                    23
Certain Relationships
     and Related Transactions                             23
Description of Securities                                 24
Plan of Distribution                                      25
Legal Matters                                             27
Experts                                                   27
Change in Independent
     Accountants                                          27
How to Invest in R-Tec                                    27
Financial Statements                                     F-1

                                   ----------


                            R-Tec Technologies, Inc.

                          3,750,000 Shares Common Stock

                                 $8.00 per share

                            -------------------------


            Until __________, 1999, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. This prospectus should be read in its entirety by any prospective investor prior to his or her investment.

   PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution*

            The following table sets forth the estimated costs and expenses to be paid by R-Tec in connection with the offering described in the registration statement.

   SEC registration fee                                     $  8,340.00
   Blue sky fees and expenses                               $ 25,000.00
   Printing and shipping expenses                           $ 20,000.00
   Legal fees and expenses                                  $200,000.00
   Accounting fees and expenses                             $ 50,000.00
   Transfer and escrow expenses                             $ 45,000.00
   Advertising expenses and miscellaneous                   $151,660.00
                                        Total               $500,000.00

   * All expenses except SEC registration fee are estimated.

ITEM 14. Indemnification of Directors and Officers.

            The Registrant's Articles of Incorporation, Article Eight, provide that R-Tec shall indemnify and hold harmless its directors, employees and agents from liability and reasonable expenses from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent.

            Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be provided to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities.

           On November 26, 1998, Mr. Lacqua, Ms. Vitolo and Mr. Scola received a total of 15,000,000 shares in conjunction with formation of R-Tec Technologies, Inc. They made capital contributions of $540,000 through March 31, 1999.

ITEM 16. Exhibits and Financial Statement Schedules
     (a) Exhibits

EXHIBIT

NUMBER                  DESCRIPTION

3.0*    Certificate of Incorporation dated October 21, 1998.

3.1*    Amended and Restated Articles of Incorporation, dated November 24, 1998.

3.2*    Amended and Restated Articles of Incorporation, dated December 18, 1998.

3.3     Certificate of Amendment to the Certification of Incorporation of R-Tec
             Technologies, Inc., dated April 18, 1999.

3.4*    By-laws, dated November 4, 1998.

3.5*    R-Tec Technologies, Inc. Policy Against Insider Trading.

3.6*    Form of common stock certificate.

5.0*    Opinion and consent of Brashear & Associates, P.L.

10.0*   Patent Assignment dated November 2, 1998 between Muriel Kaiser and R-Tec
             Technologies, Inc.

10.1    Patent Assignment dated March 30, 1999 between Muriel Kaiser and R-Tec
            Technologies, Inc.

10.2*   Promissory Note dated April 15, 1999 between Nancy Vitolo, Muriel Kaiser and R-Tec Technologies, Inc.

10.4*   Promissory Note dated April 15, 1999 between Nancy Vitolo and R-Tec
            Technologies, Inc. for reimbursement of start up costs.

10.5*   Promissory Note dated April 22, 1999 between Marc M. Scola and R-Tec
            Technologies, Inc. for reimbursement of start up costs.

10.6*   Promissory Note dated April 22, 1999 between Columbia Trading, Inc. and
            R-Tec Technologies, Inc. for reimbursement of consulting fees and start up costs.

10.7*   Promissory Note dated April 22, 1999 between R-Tec Technologies,  Inc.
            and Marc M. Scola for reimbursement of office lease, secretaries, postage, and other cost incurred, prior to incorporation.

10.8*   Expense Reimbursement Agreement between Marc M. Scola, Philip Lacqua and
            Nancy Vitolo and R-Tec Technologies, Inc. dated October 24, 1998 regarding start up costs.

10.9*   Employment Agreement between R-Tec Technologies, Inc. and Marc M. Scola.

10.10*  Employment Agreement between R-Tec Technologies, Inc. and Nancy Vitolo.

10.11*  Employment Agreement between R-Tec Technologies, Inc. and Philip Lacqua.

10.12*  Consultant Agreement dated January 5, 1999 between Stewart Kaiser and
            R-Tec Technologies, Inc.

10.13*  Consultant Agreement dated January 11, 1999 between Shawn Walsh and
            R-Tec Technologies, Inc.

10.14*  Exclusive Manufacturer's Agreement dated October 21, 1998 between
            Anscott Chemical Industries and R-Tec Technologies, Inc.

10.15   Distribution Agreement between R-Tec Technologies, Inc. and Motors &
            Armatures Corp.

10.16*  Stock Transfer Agency Agreement between R-Tec Technologies, Inc. and
            Bank of New York dated as of January, 1999.

10.17*  Subscription Escrow Agreement between R-Tec Technologies, Inc. and Bank of New York dated as of January 26, 1999.

10.18   Stock Option Plan adopted April 15, 1999.

10.19   Intellectual Property Evaluation dated May 31, 1999 by Intellectual
            Property Valuators.

10.20*  Promissory Note executed by Nancy Vitolo in favor of R-Tec Technologies,
            Inc. in the original principal amount of $75,857 dated May 10, 1999.

10.21*   Promissory Note executed by R-Tec Technologies, Inc. in favor of Muriel
            Kaiser in the original principal amount of $850,000 dated May 10, 1999.

10.22*   Release regarding Patent dated May 10, 1999 between R-Tec Technologies,
            Inc. and Muriel Kaiser.

10.23*   R-Tec Resolution dated June 1, 1999.

10.24   Letter agreement with Muriel Kaiser dated July 2, 1999.

10.25   Letter dated July 6, 1999 waiving officers salaries in the event minimum shares are sold.

16.00  Jurewicz and Duca's letter regarding change in independant accountants dated June 15, 1999.

23.0    Consent of James Moore & Co., L.P.

23.1    Consent of Property Valuations.

27.0    Financial Data Schedule

* Previously filed
+ To be filed by amendment

             (b) FINANCIAL STATEMENT SCHEDULE

            The Financial Statement Schedule as of December 31, 1998 and the Report of Independent Public Accountants on such schedule are included in this Registration Statement. All other schedules are omitted because they are not applicable or are not required under Regulation S-X.

ITEM 17. Undertakings

  (a)   The Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) to include any prospectus required by section 10(a)(3)of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

        (iii) to include any material information with respect to the plan of distribution. not previously disclosed in the registration statement or any material change to such information in the registration statement.

      2. That determining liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering. thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.


(f) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 42A (b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this third amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allamuchy, State of New Jersey, on July 8, 1999.



                                        R-Tec Technologies, Inc.


                                        By: /s/ PHILLIP LACQUA
                                        ------------------------
                                        Philip Lacqua
                                        President and Chief Executive Officer

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS THIRD AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


Signatures              Title                                         Date


/s/ PHILLIP LACQUA
__________________      President and                             July 8, 1999
Philip Lacqua           Chief Executive Officer
                        (Principal Executive Officer)
                        Chief Financial Officer
                        (Principal Financial and
                        Accounting Officer)
                        Director

/s/ NANCY VITOLO
________________        Director                                  July 8, 1999
Nancy Vitolo


/s/ MARC M. SCOLA
_________________       Director                                  July 8, 1999
Marc M. Scola


________________        Director                                  July 8, 1999
Damon E. Palmer


________________        Director                                  July 8, 1999
Shawn P. Walsh